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EXHIBIT 10.21

ADDENDUM TO LEASE BETWEEN EUS PARTNERS, THE
SUCCESSOR TO MICHAEL L. HIGHTOWER, LESSOR, AND
NUVASIVE, INC. AS LESSEE; LEASE DATED NOVEMBER 1999;
ADDENDUM DATED MARCH 25, 2002

Both parties to this lease agree to the following modifications:

54.    On August 17, 2001 Michael L. Hightower, the first Lessor under this Lease, sold the Building to EUS Partners. EUS has assumed all responsibilities of Lessor under this Lease

53.    Both parties acknowledge that Lessee occupies the entire Building and that Lessee's share of Common Area Expenses per Paragraph 1.6(b) is 100%.

Lessee hereby agrees to perform and pay for the items relating to the operation of the Building, that are described in Paragraph 4.2(a)(1) through (ix), (b), (c) and (d).

The only Common Area Operating Expenses to be paid by Lessee that are limited to the increases over the Base Year of 1999 as described in Paragraph 4.2, Insert 4.2 and Paragraph 51 are Real Property Taxes (Paragraph 10), Insurance (Paragraph 8). Lessor does not provide or pay for the cost of any utilities or janitorial service.

54.    Lessee has request a build-out of approximately 650 square feet of storage space above the second floor of the building. In consideration of building this space and the cost incurred by Lessor, on April 1, 2002 the rent is adjusted per the following schedule.

Dates-Month-Year	Monthly Rent
April 1, 2002 to November 30, 2002	$25,725.00
December 1, 2002 to November 30, 2003	$26,508.00
December 1, 2003 to November 30, 2004	$27,295.00
/s/ BILL URBANO EUS PARTNERS, LESSOR MR. JOE EARLE, PARTNER DATE: 3-27-02	/s/ STEVE MCGOWAN NUVASIVE, INC. STEVE McGOWAN, CFO DATE:

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  EXHIBIT 10.21